Contact:  Denise Resnik

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                      PACIFIC PARTNERS NOMINATES DIRECTORS

                   FOR DEL WEBB CORPORATION BOARD OF DIRECTORS

         PHOENIX (August 31, 2000) -- Pacific Partners,  LLC, today announced it has  nominated  William S.  Levine,  Arturo R.  Moreno and Brian J.  O'Connor as

candidates  for  election  to the  board of  directors  of Del Webb  Corporation

(NYSE:WBB)  at that  company's  2000 annual  meeting of  stockholders  presently scheduled for Nov. 2, 2000.  Pacific Partners has provided detailed  information regarding  the nominees to Del Webb, as required by Del Webb's  Bylaws,  and has included this information in an amendment to Pacific Partner's Schedule 13D that was filed with the Securities and Exchange Commission today. "We recently sent a letter to LeRoy Hanneman,  Del Webb's CEO,  informing him of our investment.  In that letter we requested a meeting with Del Webb  management to discuss  various issues and challenges facing the company.  Mr. Hanneman proposed three dates for our meeting,  the  earliest  being Sept.  11, 2000,  which is one week after the deadline to submit director  nominations for the upcoming annual  meeting," said

William S. Levine, manager of Pacific Partners.

         According to the Del Webb corporate bylaws,  information must reach the company  not less  than 60 days  prior  and not more  than 90 days  prior to the annual stockholders  meeting,  making the window for such notices Aug. 4 through

Sept. 4, 2000, Levine explained.

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          "Our goal is to help  management  address  current  challenges that we believe are  impeding the  company's  financial  flexibility  and the ability to maximize  stockholder  value.  Since a meeting could not be scheduled within the required  reporting  window,  we felt that we had no option but to move  forward with our own slate of nominees," Levine said.

         In  support  of its  director  nominees,  Pacific  Partners  intends to solicit  proxies from the holders of the company's  common stock,  but only when and as permitted by applicable  law. To assist in the  solicitation  of proxies,

Pacific  Partners  has  retained  D.F.  King & Co.,  Inc., a New York based firm specializing in proxy solicitations and other forms of corporate communications.

To facilitate  these  efforts,  the  materials  delivered to Del Webb today also included  a  request  for a  list  of the  company's  stockholders  and  related stockholder information.

         Pacific  Partners also announced  that it has made a  Hart-Scott-Rodino filing with the Federal Trade Commission.  In the filing, Pacific Partners seeks the ability to acquire up to 15 percent of Del Webb's common stock.

         Pacific  Partners,   LLC,  is  a  private  investment  group.   Further

information regarding Pacific Partners is contained in its Schedule 13D relating to Del Webb filed with the Securities and Exchange  Commission on Aug. 17, 2000,

as amended by Amendment No. 1 to Schedule 13D filed on August 31, 2000.

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PACIFIC PARTNERS

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         The proposed directors have extensive business backgrounds.  Levine and

Moreno founded Phoenix-based  Outdoor Systems,  Inc., which was recently sold to

Infinity  Broadcasting  Corporation.  In  addition  to his duties  with  Pacific

Partners, Levine is a director of Infinity Broadcasting Corporation and chairman of Infinity Outdoor,  Inc. Moreno is a member of Pacific Partners, a director of

Infinity  Broadcasting  Corporation and CEO of Infinity  Outdoor,  Inc. Brian J.

O'Connor is a Senior Vice  President  of  Hutchinson,  Shockey,  Erley & Co., an

investment banking firm located in Phoenix, AZ.